EX-99.B(h)mbasa

ACCOUNTING SERVICES AGREEMENT

         THIS AGREEMENT, originally made as of the 1st day of August, 1990, by and between United Municipal Bond Fund, Inc. and Waddell & Reed Services Company, is hereby amended and restated and effective July 1, 2003, by and between Waddell & Reed Advisors Municipal Bond Fund, Inc. (f/k/a United Municipal Bond Fund, Inc.) (the "Fund"), a Maryland corporation, and Waddell & Reed Services Company ("WRSCO"), a Missouri corporation,

WITNESSETH:

WHEREAS, the Fund wishes to appoint WRSCO to be its Accounting Services Agent upon and subject to the terms and provisions of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

A.	Appointment of WRSCO as Accounting Services Agent for the Fund; Acceptance.

	(1)	The Fund hereby appoints WRSCO to act as Accounting Services Agent for the Fund upon and subject to the terms and provisions of this Agreement.

	(2)	WRSCO hereby accepts the appointment as Accounting Services Agent for the Fund and agrees to act as such upon and subject to the terms and provisions of this Agreement.

B.	Duties of WRSCO.

WRSCO shall perform such duties as set forth in this Paragraph B as agent for and on behalf of the Fund.

	(1)	WRSCO shall at its expense provide bookkeeping and accounting services and assistance, including, in particular, the following administrative services as are required by the Fund:

a)
maintaining the registration or qualification of the Fund and their shares under state "Blue Sky" or securities laws and regulations, provided that the Fund shall pay all related filing fees and registration or qualification fees;

	b)	price daily the value of shares of the Fund;
	c)	assisting the Fund and third party solicitors (if any) in connection with soliciting and gathering shareholder proxies;
d)
preparing the Fund's U.S. Federal, state and local income tax returns, provided that the Fund shall pay all charges for services and expenses of the Fund's independent accountants in reviewing such returns;

e)
preparing the financial information for the Fund's prospectuses, statements of additional information and periodic reports to shareholders, provided that the Fund shall pay all charges for services and expenses of the Fund's independent accountants;

f)
preparing the semi-annual report on Forms N-SAR and annual report on Form N-CSR or on such other substitute form as the Securities and Exchange Commission (the "SEC") from time to time may prescribe under Section 30(b) of the Investment Company Act of 1940, as amended (the "1940 Act");

g)
assisting the Fund's legal counsel with the preparation and filing with the SEC of the Fund's registration statement (including prospectuses and statements of additional information), and any amendments or supplements that may be made from time to time, and with the preparation and filing with the SEC of notices and proxy materials for meetings of shareholders, provided that the Fund shall pay all charges for services and expenses of the Fund's outside legal counsel;

	h)	assisting in the printing of the Fund's prospectuses, periodic reports to shareholders and proxy materials; and
	i)	providing executive, clerical and secretarial personnel competent to carry out the above responsibilities.

(2)
WRSCO shall maintain and keep current the accounts, books, records, and other documents relating to the Fund's financial and portfolio transactions as may be required by rules and regulations of the Securities and Exchange Commission adopted under Section 31(a) of the 1940 Act.

	(3)	WRSCO shall cause the subject records of the Fund to be maintained and preserved pursuant to the requirements under the 1940 Act.

(4)
In pricing daily the value of shares of the Fund, WRSCO may make arrangements to and obtain the value of portfolio securities from pricing services or quotation services that are compensated by the Fund directly or indirectly through the placement of portfolio transactions with broker-dealers who provide such valuation or quotation services to WRSCO.

(5)
WRSCO shall maintain duplicate copies of, or information from which copies of, the records necessary to the preparation of the Fund's financial statements and valuations of its assets may be reconstructed. Such duplicate copies or information shall be maintained at a location other than where WRSCO performs its normal duties hereunder so that in the event the records established and maintained pursuant to the foregoing provisions of this Section B are damaged or destroyed, WRSCO shall be able to provide the bookkeeping and accounting services and assistance specified in this Section B.

(6)
In the event any of WRSCO's facilities or equipment necessary for the performance of its duties hereunder is damaged, destroyed or rendered inoperable by reason of fire, vandalism, riot, natural disaster or otherwise, WRSCO will use its best efforts to restore all services hereunder to the Fund and will not seek from the Fund additional compensation to repair or replace damaged or destroyed facilities or equipment. WRSCO shall also make and maintain arrangements for emergency use of alternative facilities for use in the event of the aforesaid destruction of or damage to its facilities.

C.	Compensation of WRSCO.

The Fund agrees to pay to WRSCO for its services under this Agreement, an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

	Fund's Average Daily Net Assets for the Month	Monthly Fee

	$ 0 - $ 10 million	$ 0
	$ 10 - $ 25 million	$ 958
	$ 25 - $ 50 million	$ 1,925
	$ 50 - $100 million	$ 2,958
	$100 - $200 million	$ 4,033
	$200 - $350 million	$ 5,267
	$350 - $550 million	$ 6,875
	$550 - $750 million	$ 8,025
	$750 - $ 1.0 billion	$10,133
	$1.0 billion and over	$12,375

In addition, for each class of shares in excess of one, the Fund pays WRSCO a monthly per-class fee equal to 2.5% of the monthly base fee.

The Fund also pays monthly a fee paid at the annual rate of .01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion. This fee may be voluntarily waived until Fund assets are at least $10 million.

D.	Right of Fund to Inspect; Ownership of Records.

The Fund will have the right under this Agreement to perform on-site inspection of records and accounts, and audits directly pertaining to the Fund's accounting and portfolio records maintained by WRSCO hereunder at WRSCO's facilities. WRSCO will cooperate with the Fund's independent accountants or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data. WRSCO acknowledges that these records are the property of the Fund, and that it will surrender to the Fund all such records promptly on request.

E.	Standard of Care; Indemnification.

WRSCO will at all times exercise due diligence and good faith in performing its duties hereunder. WRSCO will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel, facilities and equipment as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations and in conformity with the Fund's Articles of Incorporation, Bylaws and representations made in the Fund's current registration statement as filed with the Securities and Exchange Commission.

WRSCO shall not be responsible for, and the Fund agrees to indemnify WRSCO for, any losses, damages or expenses (including reasonable counsel fees and expenses): (i) resulting from any claim, demand, action or suit not resulting from WRSCO's failure to exercise good faith or due diligence and arising out of or in connection with WRSCO's duties on behalf of the Fund hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to WRSCO's employees), fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by WRSCO in good faith in reliance on the accuracy of any information provided to it by the Fund or its directors or in reliance on any advice of counsel who may be internally employed counsel or outside counsel for the Fund or advice of any independent accountant or expert employed by the Fund with respect to the preparation and filing of any document with a governmental agency or authority.

In order for the rights to indemnification to apply, it is understood that if in any case the Fund may be asked to indemnify or hold WRSCO harmless, the Fund shall be advised of all pertinent facts concerning the situation in question, and it is further understood that WRSCO will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend WRSCO against any claim which may be the subject of this indemnification and, in the event that the Fund so elects, it will so notify WRSCO, and thereupon the Fund shall take over complete defense of the claim, and WRSCO shall sustain no further legal or other expenses in such situation for which WRSCO shall seek indemnification under this paragraph. WRSCO will in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify WRSCO except with the Fund's prior written consent.

F.	Term of the Agreement; Taking Effect; Amendments.

This Agreement shall become effective at the start of business on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one (1) year and from year-to-year thereafter, provided that such continuance shall be specifically approved as provided below.

This Agreement shall go into effect, or may be continued, or may be amended, or a new agreement covering the same topics between the Fund and WRSCO may be entered into only if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Directors of the Fund, including the vote of a majority of the directors who are not "interested persons," as defined in the 1940 Act, of either party to this Agreement, the agreement to be continued, amendment or new agreement, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a "disinterested director vote."

Any disinterested director's vote shall, in favor of continuance, amendment or execution of a new agreement, include a determination that: (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of the Fund and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Fund; (iii) WRSCO can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

Nothing herein contained shall prevent any disinterested director vote from being conditioned on the favorable vote of the holders of a majority (as defined in or under the 1940 Act) of the outstanding shares of the Fund.

G.	Termination.

(1)
This Agreement may be terminated by WRSCO at any time without penalty upon giving the Fund at least one hundred twenty (120) days' written notice (which notice may be waived by the Fund) and may be terminated by the Fund at any time without penalty upon giving WRSCO at least sixty (60) days' written notice (which notice may be waived by WRSCO), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Board of Directors of the Fund in office at the time or by the vote of the holders of a majority (as defined in or under the 1940 Act) of the outstanding shares of the Fund.

(2)
On termination, WRSCO will deliver to the Fund or its designee all files, documents and records of the Fund used, kept or maintained by WRSCO in the performance of its services hereunder, including such of the Fund's records in machine readable form as may be maintained by WRSCO, as well as such summary and/or control data relating thereto used by or available to WRSCO.

(3)
In addition, on such termination or in preparation therefore at the request of the Fund and at the Fund's expense, WRSCO shall provide, to the extent that its capabilities then permit, such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Fund to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to the Fund's activities.

(4)
This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Act and the rules and regulations thereunder of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

WADDELL & REED ADVISORS MUNICIPAL BOND FUND, INC.

By: /s/Henry J. Herrmann
Henry J. Herrmann, President

ATTEST:

By: /s/Kristen A. Richards
Kristen A. Richards, Secretary

WADDELL & REED SERVICES COMPANY

By: /s/Michael D. Strohm
Michael D. Strohm, President

ATTEST:

By: /s/Daniel C. Schulte
Daniel C. Schulte, Secretary